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                                              Exhibit 11.3


                            EARNINGS PER SHARE
                            PRIMARY COMPUTATION
            ($ in millions except share and per share amounts)


                                  Quarter ended March 31 1994 1993


Basis for computation of earnings per
 common and common equivalent shares:
  Earnings from continuing operations             $42.9        $30.5
  Deduct dividends on 4% preferred stock            (.1)         (.1)
                                                 -------      -------
  Earnings from continuing operations
   available to common shareholders                42.8         30.4
  Discontinued operations                           (.6)         (.9)
                                                 -------      -------
  Net earnings available to common shareholders   $42.2        $29.5
                                                 =======      =======


Number of shares:
 Weighted average shares outstanding         76,909,643   76,425,696
 Shares issuable upon exercise of stock options,
  net of shares assumed to be repurchased       980,825      780,713
                                             ----------   ----------
                                             77,890,468   77,206,409
                                             ==========   ==========

Earnings per common share:
 Continuing operations                            $.55         $.39
 Discontinued operations                          (.01)        (.01)
                                                  -----        -----
 Net earnings                                     $.54         $.38
                                                  =====        =====
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